As filed with the Securities and Exchange Commission on June 28, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement
Under
THE SECURITIES ACT OF 1933

ALFA CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	63-0838024
(State of Incorporation)	(IRS Employer Identification No.)
2108 East South Boulevard
Montgomery, Alabama 36116
(334)288-3900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Al Scott
Secretary and General Counsel
Alfa Corporation
2108 East South Boulevard
Montgomery, Alabama 36116
(334)288-3900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael D. Waters
Balch & Bingham LLP
No. 2 Dexter Avenue
Montgomery, Alabama 36104-3515
(334)834-6500

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 461(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 461(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock $1.00 par value	4,000,000	Not Applicable	$51,040,000	$4,695.68

(1)	Computed in accordance with Rule 457(c) based upon the market value of Registrant’s common stock at June 27, 2002.

PROSPECTUS

ALFA CORPORATION

DIVIDEND REINVESTMENT AND
COMMON STOCK PURCHASE PLAN

Common Stock
(Par Value $1.00 Per Share)

Alfa Corporation (the “Company” which may also be referred to as “we” or “us”) is offering you the opportunity to invest in the Company’s common stock through our Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). If you are a record holder of Company common stock, you may reinvest automatically your cash dividends in shares of Common Stock and make optional cash purchases of Common Stock from $25 to $5,000 per quarter. You are not obligated to participate in the Plan, and if you participate in the reinvestment of dividends, you are not obligated to make optional cash purchases. The text of the Plan is set forth in this Prospectus.

The price to be paid for shares of Common Stock purchased under the Plan will be a market price average. Shares issued under the Plan will be either newly issued shares, treasury shares or shares purchased for Plan participants in the open market. (See “Purchases,” “Price” and “Optional Cash Payments.”) The Company’s Common Stock is listed on the Nasdaq’s National Market System under the symbol “Alfa.”

This Prospectus relates to 4 million additional shares of Common Stock of the par value of $1.00 per share of the Company registered for purchase under the Plan. This Prospectus is being provided to prospective participants in the Plan. Please retain this Prospectus for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 28, 2002.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 to register the common stock to be issued under the Plan. As allowed by Commission rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits thereto. The registration statement, including its exhibits and schedules, contains additional relevant information about us and our common stock. This Prospectus is a part of the registration statement.

Our Company’s principal executive offices are located at 2108 E. South Boulevard, Montgomery, Alabama 36116-2015, and our telephone number is (334) 288-3900. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 150 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates or by calling 1-800-SEC-0330. Our filings (including reports, proxy and information statements and other information regarding issuers that file electronically with the Commission) are also available from the Commission’s internet site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2001;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

(3)	The description of the Common Stock in our registration statement on Form S-2 filed with the Commission on April 19, 1988, as updated in any amendment or report filed for that purpose

All documents filed by the Company pursuant to Section 13(a), 13(c),14 or 35(d) of the Securities Exchange Act of 1934, subsequent to the date hereof and prior to the termination of the offering of Common Stock pursuant to the Plan covered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein). You should direct your written or telephone requests to Alfa Corporation, P.O. Box 11000, Montgomery, Alabama 36191-0001, Attention: Al Scott, (334) 613-4287.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

The provisions of the Plan are set forth below in question and answer format. If you do not wish to participate in the Plan, you will continue to receive cash dividends, if and when declared, by check.

Purpose

1.    What is the purpose of the Plan?

The purpose of the Plan is to provide you with a simple and convenient way of investing cash dividends in shares of Common Stock and of investing optional cash payments in Common Stock, all without payment of any brokerage commissions, service charge or other expense. To the extent such shares are purchased from the Company, the Company will receive additional funds to finance the continuing operations of the Company and its subsidiaries. The Plan offers you an opportunity to invest conveniently for the long-term. The Plan is not intended to provide a mechanism for generating short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. The Company accordingly reserves the right to refuse to allow participation in the Plan and/or to modify, suspend or terminate participation by otherwise eligible record owners who engage in, or who the Company believes may engage in, such practices or other practices deemed by the Company to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.

Advantages

2.    What are the advantages of the Plan?

Participants in the Plan may:

—Reinvest all or part of their dividends in shares of Common Stock automatically.

—Invest additional cash, up to $5,000 per quarter, in Common Stock.

—Avoid charges for brokerage commissions or fees on all investments under the Plan.

—Invest the full amount of all dividends and optional cash payments since the Plan allows fractions of a share to be held under the Plan.

—Avoid cumbersome safekeeping requirements through the free custodial service under the Plan.

—Avoid inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

Participation

3.    Who is eligible to participate?

You must be a record owner of Common Stock in order to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or bank nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names or make arrangements with the nominees or other holder of record to participate in the Plan on behalf of such beneficial owners. (See Question 4.) You may participate with respect to all or less than all of your shares.

4.    How does an eligible shareholder become a participant?

An eligible shareholder may join the Plan by signing the enclosed Authorization Card and returning it to the Agent as follows:

American Stock Transfer and Trust Company
Dividend Reinvestment
6201 15th Avenue
Brooklyn, NY 11219

A postage-paid envelope addressed to the Agent is provided for this purpose. An Authorization Card is enclosed with this Prospectus, and you may obtain additional Authorization Cards at any time by written request to the Agent at the above address.

Brokers, banks or other nominees who wish to participate in the Plan on behalf of their clients may request special participation arrangements by calling or writing the Agent. Subject to the consent and agreement of the Agent, such arrangements may involve acceptance of separate investment instructions for each dividend and other variations.

5.    When may you join the Plan?

If you qualify as an eligible shareholder as described at Question 3, you may join the Plan at any time. If an Authorization Card specifying reinvestment of dividends is received by the Agent before the record date for a dividend payment, reinvestment will commence with that dividend payment. If the Authorization Card is received on or after a dividend record date, the reinvestment of dividends through the Plan will begin with the dividend payment following the next record date. Dividend payment dates ordinarily are: March 1, June 1, September 1 and December 1. The record date for determining shareholders who receive dividends normally precedes the dividend payment date by about two weeks. (See Questions 11, 12, 13, and 14 for information concerning the investment of optional cash payments.)

6.    What does the Authorization Card provide?

By marking the appropriate spaces of the Authorization Card you may choose among the following investment options:

—To reinvest automatically cash dividends on all shares registered in your name.

—To reinvest automatically cash dividends on less than all of the shares registered in your name (a specified number of whole shares) and continue to receive cash dividends on the remaining shares.

—To invest by making optional cash payments in any amount from $25 per payment, up to a total of $5,000, per quarter, whether or not any dividends are being reinvested. Optional cash payments will be invested quarterly as explained under Question 11.

Dividends on all shares purchased for your account under the Plan, whether through dividend reinvestment or optional cash payments, will be reinvested automatically in additional shares of Common Stock.

7.    May you change your method of participation after enrollment?

Yes. You may change your investment option at any time by signing a new Authorization Card and returning it to the Agent as provided under Question 4. If you elect to participate through the reinvestment of dividends but later decide to reduce the number of shares on which dividends are being reinvested or to participate through the optional cash payment feature only, an Authorization Card indicating a change of options must be received by the Agent prior to a particular dividend record date in order to stop any unwanted reinvestment of dividends paid on that dividend payment date. If you want to terminate your participation in the Plan, see Question 18.

Agent

8.    Who administers the Plan?

American Stock Transfer and Trust Company (the “Agent”) administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Shares purchased under the Plan will be registered in the name of the agent or its nominee as agent for participants in the Plan. Please be advised that the plan administrator utilizes a third party broker for all trading activity relative to the Plan on behalf of Plan participants which receives a commission in connection with such transactions.

The Agent’s mailing address is:

American Stock Transfer and Trust Company
Dividend Reinvestment
6201 15th Avenue
Brooklyn, NY 11219

The Agent may at any time (1) resign by giving written notice to the Company, or (2) be removed by the Company. In the event a vacancy occurs in the office of Agent, the Company will appoint a successor Agent, which may be the Company or one of its subsidiaries.

Costs

9.    Are there any expenses to you in connection with your purchases under the Plan?

No. You will incur no brokerage commissions or service charges for the purchases you make under the Plan. All costs of administration of the Plan will be paid by the Company. However, if you request the Agent to sell your Plan shares, you will pay certain charges as explained under Question 17. Participants may incur tax liability as a result of payment by the Company of expenses in connection with open market purchases of shares for Plan participants, as explained under Question 19.

Purchases

10.	How many shares of Common Stock will be purchased for you and what is the source of shares purchased under the Plan?

If you become a participant in the Plan, the number of shares purchased for you will depend on the amount of your dividends, optional cash payments, or both, and market prices of the Common Stock. The number of shares purchased for your account, including fractions computed to three decimal places, will be equal to the total amount to be invested by you, divided by the purchase price per share. (See Question 12.)

Shares purchased under the Plan will be, at the Company’s discretion, either newly issued shares, shares of treasury stock held by the Company or shares purchased for Plan participants in the open market, or a combination of the foregoing. Newly issued shares and treasury shares will be purchased directly from the Company.

11.    When will shares of Common Stock be purchased under the Plan?

When shares are purchased from the Company, purchases will be made on the dividend payment date with dividends paid on, and optional cash payments received by the Agent on or within 30 days prior to, that dividend payment date.

When shares are purchased in the open market, the Agent will use dividends paid on, and optional cash payments received on or within 30 days prior to, a dividend payment date to purchase shares in the open market as soon as practical and within 30 days after that dividend payment date, unless a longer period is necessary or advisable because of federal securities laws or market conditions. Such open market purchases may be made on any securities exchange where shares of the Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be subject to such terms with respect to price, delivery and other matters as the Agent may agree to. Neither the Company nor any Plan participant shall have the authority to direct the time, price or manner of such open market purchases, or the selection of the broker or dealer through or from whom purchases are to be made.

No dividend will be earned on shares purchased under the Plan until the dividend payment date following the date of purchase of those shares.

Price

12.    At what price will shares of Common Stock be purchased under the Plan?

The price to participants of shares of Common Stock purchased in the open market will be the weighted average price of the Common Stock purchased for the Plan by the Agent with respect to the applicable investment date, exclusive of brokerage fees and commissions.

Optional Cash Payments

13.    Who is eligible to make optional cash payments?

If you are a record owner of Common Stock and you have submitted a signed Authorization Card, you are eligible to make optional cash payments. The Agent will apply any optional cash payment received from a participant on or within 30 days prior to a dividend payment date to the purchase of Common Stock for the account of the participant on that dividend payment date if such Common Stock is purchased from the Company and as soon as practical (as explained under Question 11) after that dividend payment date if such Common Stock is purchased in the open market. Optional cash payments received more than 30 days prior to the next dividend payment date will be returned to the participant.

If you choose to make optional cash payments only (and not reinvest dividends on Common Stock registered in your name), dividends on shares purchased with optional cash payments will be reinvested automatically. (See Question 16.)

An initial optional cash payment may be made by you when you join the Plan by enclosing a check or money order with the Authorization Card, if the Authorization Card is received by the Agent not more than 30 days before the next dividend payment date. Your check or money order should be made payable to “American Stock Transfer and Trust Company” and returned along with the Authorization Card in the envelope provided. Thereafter optional cash payments may be made through the use of cash payment forms sent to you with statements of your account.

The Company recommends that optional cash payments be sent so as to be received shortly before a dividend payment date. No interest will be paid on these payments. You may obtain the return of any optional cash payment by written request received by the Agent at least 48 hours before the next dividend payment date.

14.    What are the limitations on making optional cash payments?

Optional cash payments must be received by the Agent on or within 30 days before a payment date. The same amount of money need not be sent each time, and you are under no obligation to make an optional cash payment at any time. Any optional cash payments you wish to make must not be less than $25 per payment nor may your payments aggregate more than $5,000 in any calendar quarter.

Reports to Participants

15.    What reports will be sent to participants in the Plan?

As soon as practicable after such purchase you will receive a statement of your account showing amounts invested, purchase prices, shares purchased and other information for the year to date. This statement will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, you will receive copies of the same communications sent to every other holder of Common Stock, including the Company’s annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

Dividends

16.    Will participants be credited with dividends on shares held in their accounts under the Plan?

Yes. The Agent will receive dividends (less the amount of any tax withheld) for all Plan shares held on the dividend record date and credit them to participants’ accounts on the basis of full shares and fractions of a share credited to those accounts on that record date. Such dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment. (See Question 12.)

Certificates

17.    Will certificates be issued for shares of Common Stock purchased under the Plan?

Certificates for shares of Common Stock purchased under the Plan will not be issued to you unless you request them. All shares credited to your account under the Plan will be issued to the Agent or its nominee, as your agent. The number of shares credited to your account will be shown on your statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of fractional shares and reduces the costs to be borne by the Company.

A certificate for any number of whole shares credited to your account under the Plan will be issued on your written request, and the shares represented by that certificate will be withdrawn from your account. Your written request should be mailed to the Agent. Any remaining full shares and fractions of a share will continue to be credited to your account. If you have authorized the reinvestment of dividends on all shares registered in your name, dividends on shares represented by the certificate issued to you will continue to be reinvested. Otherwise, dividend reinvestment will continue with respect to the number of shares registered in your name specified for dividend reinvestment on your Authorization Card.

Certificates for fractions of a share will not be issued under any circumstances.

Shares credited to your account may not be pledged. If you wish to pledge the whole shares credited to your account, you must request that certificates for those shares be issued in your name.

Accounts under the Plan are maintained in the name in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued to you.

You may at any time request the Agent to sell any or all of the shares credited to your account under the Plan. The sale will be made for your account after receipt by the Agent of your request. You will receive the proceeds of the sale, less any related brokerage commission, Agent’s fee and transfer tax.

Termination of Participation

18.    How does a participant terminate participation in the Plan?

You may at any time terminate your participation in the Plan by notifying the Agent in writing.

If your notice of termination is received on or after the record date for the next dividend, that dividend will be reinvested for your account but all subsequent dividends on those shares will be paid to you. If you elect to terminate your participation in the Plan, any optional cash payment received by the Agent before it receives your notice of termination will be invested for your account unless you specifically request return of the payment by written request received by the Agent at least 48 hours prior to the next dividend payment date.

If you terminate your participation in the Plan or if the Company terminates the Plan, certificates for whole shares credited to your account under the Plan will be issued to you and a cash payment will be made for a fraction of a share. The cash payment will be based on the closing price of the Company’s Common Stock as reported by The Nasdaq Stock Market’s National Market on the day the notice of termination is received by the Agent or on the next day on which The Nasdaq Stock Market’s National Market is open if it is closed when the notice is received. However, if upon termination you prefer to receive cash for all your Plan shares, you may request the Agent to sell your shares as explained under Question 17.

Other Information

19.    What are the federal income tax consequences of participation in the Plan?

Under Internal Revenue Service rulings in connection with similar plans, dividends which you reinvest in additional shares of Common Stock under the Plan will be treated for federal income tax purposes as having been received by you in the form of a taxable stock distribution rather than as a cash dividend. Under these rulings, an amount equal to the fair market value on the dividend payment date of shares acquired from the Company with reinvested dividends on that date will be treated as a dividend paid to you which must be included in your gross income. When the Agent purchases shares for your Plan account in the open market with reinvested dividends, you must include in gross income a dividend equal to the actual price paid by the agent for those shares.

The Internal Revenue Service has issued a letter ruling which held that brokerage commissions and service charges paid by a corporation in connection with the open market purchase of shares pursuant to a dividend reinvestment plan are includible in the gross income of participants in that plan. To the extent that ruling is a correct interpretation of the law and applicable to the Plan, when shares are purchased for your Plan account in the open market, you must include in your gross income a dividend equal to that portion of any brokerage commissions and service charges paid by the Company which are attributable to the purchase of such shares. Any such service charges included in income would be deductible by participants who itemize deductions.

You will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize tax gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged— either by the Agent at your request or by you. (See Questions 17 and 18.) You also will recognize gain or loss when you receive a cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount which you receive for your shares or fractional share and the tax basis thereof.

Under the rulings referred to above, the tax basis of shares acquired from the Company under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date on which the shares are purchased for your Plan account. The tax basis of shares acquired by the Agent in the open market with reinvested dividends will be the purchase price thereof paid by the Agent plus an allocable share of any brokerage commissions paid by the Company. The tax basis of shares purchased with an optional cash payment will be the amount of such optional cash payment plus allocable brokerage commissions. The holding period of shares of Common Stock acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date as of which the shares are purchased for you.

Federal law imposes certain reporting obligations upon brokers and other middlemen. As a result, the Agent will be required to report to the Internal Revenue Service and you any sales of Common Stock by the agent for your Plan account. If your dividends become subject to the backup withholding tax, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

The foregoing is only an outline of the Company’s understanding of some of the applicable tax provisions. For further information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations thereof, you should consult with your own tax advisors.

20.	What happens if you sell a portion of the shares of Common Stock registered in your name?

If you have authorized the reinvestment of dividends on all shares registered in your name and then dispose of a portion of those shares, the dividends on the remaining shares will continue to be reinvested.

If you have authorized the reinvestment of dividends on part of the shares registered in your name and then dispose of a portion of those shares, the dividends on the lesser of (1) the shares with respect to which reinvestment of dividends was originally authorized, or (2) all of the remaining shares, will continue to be reinvested.

21.    What happens when you sell or transfer all of the shares registered in your name?

If you dispose of all shares registered in your name with respect to which you participate in the Plan, the dividends on the shares credited to your account under the Plan will continue to be reinvested until the Agent is otherwise notified.

22.    If the Company has a rights offering, how will rights on Plan shares be handled?

In the event of a rights offering, rights on shares of Common Stock credited to your account under the Plan will be sold by the Agent. The proceeds of the sale will be credited to your account and used as an optional cash payment to purchase Common Stock for your account on the first dividend payment date following the sale.

23.    What happens if the Company issues a stock dividend or declares a stock split?

Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to your account under the Plan will be added to your account. Stock dividends or split shares distributed on shares of Common Stock registered in your name will be distributed to you in the same manner as to shareholders who are not participating in the Plan.

24.    How will your shares be voted at meetings of shareholders?

You will receive a proxy indicating the total number of your shares of Common Stock, including shares of Common Stock registered in your name and shares of Common Stock credited to your account under the Plan.

If your proxy is returned properly signed and marked for voting, all the shares covered by the proxy—those registered in your name and those credited to your account under the Plan—will be voted as marked.

If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares—those registered in your name and those credited to your account under the Plan—will be voted in accordance with the recommendations of the board of directors of the Company. If the proxy is not returned, or if it is returned unexecuted or improperly executed your shares may be voted only if you vote in person.

25.    What is the responsibility of the Company and the Agent under the Plan?

The Agent has had no responsibility with respect to the preparation and contents of this Prospectus. Neither the Company nor the Agent, in administering the Plan, will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death.

Neither the Company nor the Agent can assure you of a profit or protect you against a loss on the shares purchased by you under the Plan.

26.    Who regulates and interprets the Plan?

The Company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

27.    May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be mailed to all participants.

USE OF PROCEEDS

The Company does not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, and therefore cannot determine how the proceeds will be used. The Company intends to add the net proceeds of sales under the Plan of newly issued shares and treasury shares to the general funds of the Company to be available for general purposes.

INDEMNIFICATION

Directors, officers, employees and agents of the Company and its subsidiaries or those serving at its request as directors, officers, employees or agents of another corporation or enterprise are entitled to indemnification as expressly permitted by the provisions of the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation, the charters of the Company’s subsidiaries, and the Company’s liability insurance. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted, to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

LEGAL OPINION

The validity of the share of Common Stock offered hereby will be passed upon for the Company by Gordon T. Carter, Vice President and Associate General Counsel of the Company.

EXPERTS

The consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, of KPMG LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2002 and 2001, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of their review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to the Company and the securities offered hereby.

ALFA
CORPORATION

DIVIDEND REINVESTMENT
AND COMMON STOCK
PURCHASE PLAN

Common Stock
($1.00 Par Value Per Share)

P R O S P E C T U S

June 28, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$4,695.68
Legal Fees*	$2,500.00
Accounting Fees*	$5,000.00
Printing Expense*	$2,000.00
Miscellaneous*	$0.00

$14,195.68

* estimated

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgements, fines and settlements in connection with litigation.

The Registrant’s Certificate of Incorporation, as amended, and Directors’ and Officers’ Liability Insurance Policy provide for indemnification of the Registrant’s directors and officers against certain liabilities.

ITEM 16.    EXHIBITS

4.	Articles and Bylaws as amended, filed as Exhibit 3 in the Company’s Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

5.	Opinion of Gordon T. Carter, Assistant General Counsel for the Registrant, regarding legality of securities being registered, and consent of such counsel.

15.	Letter regarding unaudited interim financial information.

23.1	Consent of KPMG LLP, independent accountants.

23.2	Consent of Gordon T. Carter (included in Exhibit (5)).

ITEM 17.    UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for the filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Montgomery, Alabama, on June 28, 2002.

ALFA CORPORATION

By:	/s/ JERRY A. NEWBY
Jerry A. Newby
Chairman of the Board, CEO and President

We, the undersigned directors and Chief Financial Officer of Alfa Corporation, do hereby constitute and appoint Jerry A. Newby and C. Lee Ellis, or either of them our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, including any amendments thereto, with the Securities and Exchange Commission and to file such notices, reports or registration statements and amendments thereto with any state securities authority or securities exchange or market, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates stated.

SIGNATURE	TITLE	DATE

/s/ JERRY A. NEWBY Jerry A. Newby	Chairman of the Board, CEO and President (Principal Executive Officer)	*

/s/ STEPHEN G. RUTLEDGE Stephen G. Rutledge	Chief Financial Officer	*

/s/ BOYD E. CHRISTENBERRY Boyd E. Christenberry	Director	*

/s/ STEVE DUNN Steve Dunn	Director	*

/s/ C. LEE ELLIS C. Lee Ellis	Director	*

/s/ JAMES I. HARRISON, JR. James I. Harrison, Jr.	Director	*

SIGNATURE	TITLE	DATE

/s/ HAL F. LEE Hal F. Lee	Director	*

/s/ B. PHIL RICHARDSON B. Phil Richardson	Director	*

/s/ JOHN R. THOMAS John R. Thomas	Director	*

/s/ JAMES A. TOLAR James A. Tolar	Director	*

/s/ RUSSELL R. WIGGINS Russell R. Wiggins	Director	*

/s/ DEAN WYSNER Dean Wysner	Director	*

*  June 28, 2002.

EXHIBIT INDEX

Exhibit Number

4.	Articles and Bylaws as amended, filed as Exhibit 3 in the Company’s Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

5.	Opinion of Gordon T. Carter, Assistant General Counsel for the Registrant, regarding legality of securities being registered, and consent of such counsel.

15.	Letter regarding unaudited interim financial information.

23.1	Consent of KPMG LLP, independent accountants.

23.2	Consent of Gordon T. Carter (included in Exhibit (5)).

IMPORTANT—READ INSTRUCTIONS ON REVERSE SIDE BEFORE COMPLETING AND SIGNING.
ALFA CORPORATION

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN AUTHORIZATION CARD (THIS IS NOT A PROXY)
I appoint American Stock Transfer and Trust Co. my agent under the Dividend Reinvestment and Common Stock Purchase Plan as described in the Prospectus which accompanied this card to:
(Check either Box 1 or Box 2)

Do not return this card if you do not wish to join the Plan.
☐  1.  (DividendReinvestment) and (Optional Cash Payments—) take any dividends that may become payable to me on my shares of Alfa Corporation Common Stock or any lesser number I may own and any optional cash payments I choose to send and purchase shares without charge as provided in the Plan.
    *(See Instruction 2 on the reverse side of this card.)
☐  2.  (OptionalCash Payments Only—) take the attached cash payment and future optional cash payments I may choose to send and purchase shares without charge as provided in the Plan. Dividends on these shares will be reinvested automatically.
I may change or revoke this authorization at any time by notifying American Stock Transfer and Trust Company in writing.

Date
Shareholder
Shareholder
All owners of joint registration must sign.
*

INSTRUCTIONS

1.
Please check either Box 1—Dividend Reinvestment and Optional Cash Payments or Box 2—Optional Cash Payments Only. Check Box 1 only if you wish to reinvest cash dividends on some or all shares now registered in your name. If you check Box 1, you will have the option to make additional cash payments now or in the future. Check Box 2 if you only wish to make optional cash payments. If you check Box 2, you will continue to receive cash dividends on all shares now registered in your name.

2.	If you checked Box 1, and:

—	you wish to reinvest cash dividends on all of the shares now registered in your name and on any additional shares that may be registered in your name in the future, writer “ALL” in the box provided.

—
you wish to reinvest cash dividends on all of the shares now registered in your name but not on any additional shares that may be registered in your name in the future, write the total number of shares now registered in your name in the box provided.

—
you wish to reinvest cash dividends on less than all of the shares now registered in your name and continue to receive a check for cash dividends on the remaining shares, while the number of shares on which you do wish dividends reinvested in the box provided.

If you check Box 1 but do not write “ALL” or a number of shares in the box provided, “ALL” will be assumed.

3.	Be sure to date and sign the card and return it to American Stock Transfer and Trust Company Dividend Reinvestment, 6201 15th Avenue, Brooklyn, NY 11219.